Exhibit 11

          Electronic Retailing Systems International, Inc.
             Computation of Net Loss Per Common Share

<CAPTIONS>
                                          Three Months            Nine Months
                                             Ended                   Ended
                                          Sept. 30, 1996          Sept. 30, 1996
                                          --------------          --------------

Net loss                                  ($1,969,000)            ($6,528,000)
Dividends on preferred stock                                         (231,000)
                                          -----------             -----------
Net Loss available to common
 shareholders                             ($1,969,000)            ($6,759,000)
                                          ===========             ===========
Weighted average common shares
 outstanding                               19,929,620              14,527,761
                                           ==========              ==========
Net Loss per common share                      ($0.10)                ($0.47)
                                           ==========              ==========
Calculation of  weighted average
 shares outstanding
Shares issued and outstanding
 at Dec. 31, 1995                          11,748,232              11,748,232
Shares issued in Reg. S offering            4,370,038               1,472,687
Shares issued in US private placement         802,655                 270,492
Shares issued to investment broker            192,777                  64,965
Shares issued upon conversion of
 Series A preferred stock                   2,763,597                 931,322
Issuance of shares pursuant to
 stock option plan                             52,321                  40,063
                                           ----------              ----------
Weighted average common shares
 outstanding                               19,929,620              14,527,761
                                           ==========              ==========